Exhibit 99.3
NEWS RELEASE

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman	(952) 475-7050	news@tcfbank.com	(Media)
Jason Korstange	(952) 745-2755	investor@tcfbank.com	(Investors)

TCF ANNOUNCES 100 PERCENT COMMON STOCK DIVIDEND INCREASE AND REDEMPTION OF SERIES B PREFERRED STOCK

TCF declares quarterly common and preferred stock dividends, including a common stock dividend increase of 100 percent

TCF to redeem Series B Non-Cumulative Perpetual Preferred Stock

WAYZATA, Minn. (January 30, 2018) - The Board of Directors of TCF Financial Corporation ("TCF" or the "Company") (NYSE: TCF) today announced significant capital actions including the declaration of quarterly cash dividends for TCF's common and preferred stock and the redemption of TCF’s 6.45% Series B Non-Cumulative Perpetual Preferred Stock ("Series B Preferred Stock").

The Board of Directors today declared a quarterly cash dividend on TCF's common stock in the amount of $0.15 per share, an increase of $0.075 per share, or 100 percent, from the previous quarterly cash dividend of $0.075 per share. The dividend is payable on March 1, 2018 to stockholders of record at the close of business on February 15, 2018. At December 31, 2017, there were 171.7 million common shares outstanding listed on the New York Stock Exchange under the symbol TCF.

The Board of Directors also declared quarterly cash dividends on TCF's Series B Preferred Stock and 5.70% Series C Non-Cumulative Perpetual Preferred Stock. A quarterly cash dividend of $0.403125 per share is payable on March 1, 2018 to holders of record of the Series B Preferred Stock at the close of business on February 15, 2018. A cash dividend of $0.35625 per depositary share is payable on March 1, 2018 to holders of record of the depositary shares, representing a 1/1,000th interest in a share of the 5.70% Series C Non-Cumulative Perpetual Preferred Stock, at the close of business on February 15, 2018.

In addition, TCF has submitted a redemption notice to Computershare Inc. and Computershare Trust Company, N.A. (together, the "Redemption Agent") for the full redemption of all 4,000,000 issued and outstanding shares of Series B Preferred Stock (NYSE: TCFPRC). The Board of Governors of the Federal Reserve System has approved the redemption.

"With the recent enactment of the Tax Cuts and Jobs Act, our strong capital position and earnings outlook have allowed us to announce a 100 percent increase to our quarterly common stock dividend and the redemption of our Series B Preferred Stock," said Craig R. Dahl, chairman and chief executive officer. "We were also pleased to provide one-time bonuses to eligible team members and make a significant donation to the TCF Foundation that will increase the grants we provide to nonprofit organizations in the communities we serve. These actions continue to demonstrate our commitment to deploying excess capital with a focus on improving shareholder value."

The Company will redeem the Series B Preferred Stock on March 1, 2018 (the "Redemption Date") at a cash price equal to $25.00 per share of Series B Preferred Stock (the "Preferred Stock Redemption Price"). Upon deposit by the Company of the Preferred Stock Redemption Price with the Redemption Agent, the Redemption Agent will redeem the Series B Preferred Stock.

Unless the Company defaults in the payment of the Preferred Stock Redemption Price to the Redemption Agent, dividends on the Series B Preferred Stock will cease to accrue on the Redemption Date. The Series B Preferred Stock will no longer be outstanding after the Redemption Date and all rights of the holders of the Series B Preferred Stock shall cease and terminate.

After the completion of the redemption on March 1, 2018, TCF intends to delist the Series B Preferred Stock from the New York Stock Exchange as no Series B Preferred Stock will remain issued or outstanding at that time.

The address of the Redemption Agent is 250 Royall Street, Canton, MA 02021

About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of December 31, 2017, TCF had $23.0 billion in total assets and 320 bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

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TCF Announces 100 Percent Common Stock Dividend Increase and
Redemption of Series B Preferred Stock - page 2